PTC
FIRST QUARTER FISCAL 2016
PREPARED REMARKS
January 20, 2016

Please refer to the "Important Disclosures" section of these prepared remarks for important information about our operating metrics, GAAP and non-GAAP definitions, and other important disclosures. Additional financial information is provided in the PTC Q1 FY'16 Financial Data tables posted with these prepared remarks to PTC's Investor Relations website at investor.ptc.com.

Q1'16 Results vs. Guidance

	Operating and Non-GAAP Guidance		Operating and Non-GAAP Results		GAAP Results
In millions	Q1'16 Low	Q1'16 High	Actual	Mix-Adjusted (1)	Actual
Subscription ACV(1)	$6	$6	$11	$7	N/A
License and Subscription Bookings(1)	$62	$70	$69	$69	N/A
Subscription % of Bookings(1)	18%	18%	28%	18%	N/A

Subscription Revenue	$20	$20	$22.4	$22.4	$22.2
Support Revenue	$170	$170	$171.8	$171.8	$171.8
Perpetual License Revenue	$52	$57	$47.8	$54.5	$47.8
Software Revenue	$242	$247	$241.9	$248.6	$241.7
Professional Services Revenue	$48	$48	$49.6	$49.6	$49.3
Total Revenue	$290	$295	$291.5	$298.2	$291.0
Operating Expense	$158	$160	$159.2	$159.2	$225.8
Operating Margin	22%	22%	21%	23%	(5%)
Tax Rate	18%	18%	(1%)	(1%)	(21%)
EPS	$0.40	$0.45	$0.50	$0.55	($0.22)

(1) Adjusted to guidance mix of 18% vs. actual Q1'16 mix of 28% and includes other adjustments as described in "Important Disclosures" set forth below.

Key Highlights of Quarterly Performance

In Millions	Q1'16	YoY	YoY CC	Management Comments
Subscription ACV(1)	$10.6	42%	55%
•Subscription ACV was well above guidance of $6M, due to a higher mix of subscriptions in our Solutions business, particularly in the Americas and Europe, and due to bookings near the high-end of our guidance.

License and Subscription Bookings(1)	$68.7	(14%)	(7%)
•Bookings were near the high end of guidance, but, consistent with our expectations, declined 7% YoY CC. Macroeconomic conditions continued to present headwinds in the US and China, and we experienced expected disruption due to our re-organization, restructuring, and transition to subscription.
•Despite the challenging macros, SLM and IoT bookings exceeded our expectations in the quarter.

Subscription % of Bookings(1)	28%	48%	51%
•Q1'16 Subscription mix of 28% well outpaced our guidance of 18% and Q1'15 mix of 19%, driven by stronger-than-anticipated adoption within our Solutions business, particularly in PLM and SLM, and particularly in the Americas and Europe.

Total Revenue (GAAP)	$291.0	(11%)	(4%)
•Total non-GAAP revenue was within our Q1'16 guidance range despite the over-performance of subscription mix in the quarter, which our model indicates reduced Software revenue by approximately $7M.
•The 5% YoY CC decline in total non-GAAP revenue was driven by 1) software revenue decreasing 2% YoY CC, due in part to the higher subscription mix, and 2) professional services revenue decreasing 16% YoY CC driven by strong growth in service partner bookings.

(Non-GAAP)	$291.5	(11%)	(5%)
Software Revenue (GAAP)	$241.7	(7%)	(1%)
•Non-GAAP Software revenue was at the lower-end of Q1'16 guidance due to strong subscription adoption, which reduced perpetual license revenue by approximately $7M.
•On a CC basis, perpetual license revenue decreased 21% YoY, partially offset by a 57% YoY increase in subscription revenue and 1% YoY increase in support revenue.
•On a constant currency, license mix-adjusted basis, non-GAAP software revenue decreased 1% YoY.

(Non-GAAP)	$241.9	(8%)	(2%)
EPS (GAAP)	($0.22)	(186%)	(170%)
•Non-GAAP EPS was above the high end of Q1'16 guidance driven by a lower tax rate and strong expense control, more than offsetting the impact of the higher mix of subscription.
•On a constant currency, license mix-adjusted basis, non-GAAP EPS growth would have been 14% YoY.
•GAAP EPS was negatively impacted by a $37 million restructuring charge.

(Non-GAAP)	$0.50	(2%)	12%
(1)	See "Important Disclosures" below for a description of this metric.

Quarterly Software Revenue Performance by Group

In Millions	Q1'16	YoY	YoY CC	Management Comments
Solutions Group Software	$228.6	(9%)	(3%)
•CC decline driven primarily by PLM.  SLM delivered a strong quarter and ALM was up modestly, offset by a small decline in CAD.
•The Solutions Group had fewer large deals in a macroeconomic environment that continues to be weak in the US and China, impacting spending among discrete manufacturing customers.  We believe the increased mix of subscriptions, which is often a land and expand selling model, could also impact the number of large deals.
•On a constant currency, license mix-adjusted basis, Solutions software revenue decreased 2% YoY.

Technology Platform Group Software (GAAP)	$13.1	45%	47%
•The Technology Platform group delivered solid non-GAAP revenue growth, despite a tough compare with a number of large perpetual deals one year ago.
•65 new IoT logos were added in the quarter, a 55% increase YoY, bringing the cumulative total of new IoT logos to 355 over the past 5 quarters.

(Non-GAAP)	$13.3	31%	33%

Quarterly Software Revenue Performance by Region

In Millions	Q1'16	YoY	YoY CC	Management Comments
Americas Software (GAAP)	$108.1	0%	0%
•Continued macroeconomic headwinds in the US led to flat revenue performance YoY.
•Total bookings declined 15% YoY.
•Solutions bookings decline was driven by a significant decline in PLM, despite strong performance in SLM and ALM.
•Subscription mix was in the mid-30% range.

(Non-GAAP)	$108.2	(1%)	0%
Europe Software	$86.0	(15%)	(4%)
•Total bookings declined 5% YoY in CC, primarily driven by SLM and CAD; however, Technology Platform bookings more than doubled in the quarter.
•Subscription mix up nearly 3-fold YoY to the low 30% range.

Japan Software	$22.0	7%	17%
•A strong quarter with Solutions bookings up approximately 33% YoY in CC, led by a large transaction in CAD, and Technology Platform group bookings exceeding expectations.
•Subscription mix was approximately 4% in the quarter, reflecting the effect of one large perpetual deal.

Pacific Rim Software	$25.6	(15%)	(11%)
•The challenging macro environment continues in the region, most notably in China.
•Total Pac Rim bookings were down 7% YoY CC, but we had strong bookings growth in the Technology Platform business.
•Subscription mix of approximately 18% vs. 1% subscription mix in Q1'15.

Quarterly Operating Performance

In Millions	Q1'16 GAAP	Q1'16 Non-GAAP	Management Comments
Professional Services Gross Margin	12%	15%	•Non-GAAP gross margin was 15%. We expect to achieve our target of 16% for the full year.
Operating Expense	$225.8	$159.2
•Non-GAAP operating expense was in line with our guidance.
•Non-GAAP R&D and G&A were up 1% YoY as a percentage of revenue; Non-GAAP S&M was flat YoY as a percentage of revenue.
•GAAP operating expense reflects restructuring charges of $37 million booked in Q1 related to the workforce realignment announced in October 2015.  In addition, stock compensation was up $12 million from Q1'15 due to modifications to certain 2010, 2013, and 2014 performance-based grants where performance criteria did not reflect the move to a subscription business model.

Operating Margin	(5%)	21%
•Non-GAAP operating margin was slightly below our guidance of 22% due to less perpetual revenue recognized in the quarter resulting from the stronger-than-anticipated subscription mix.
•GAAP operating margin was negatively impacted by a $37 million restructuring charge and higher stock compensation as discussed under "Operating Expense" above.

Tax Rate	(21%)	(1%)
•The GAAP tax rate reflects the impact of restructuring charges and stock based compensation expense.
•The non-GAAP tax rate was above our guidance due to discrete items in the quarter and the forecasted geographic mix of pre-tax income.

Other Highlights

•	In Q1'16, subscription solutions bookings represented 28% of bookings, above our guidance assumption of 18%, driven by strong adoption in our Solutions Group, particularly in the Americas and Europe.

•	For Q1'16, approximately 80% of Software revenue came from recurring revenue streams, up from 75% in the year ago period.

•	Annualized recurring revenue (ARR), was approximately $754 million, which increased 6% on a constant currency basis compared to Q1'15.

•
In keeping with our strategy to grow our professional services partner ecosystem, Q1'16 service partner bookings grew more than 100% YoY, with strong bookings growth among our large system integrator partners.

•
As of January 2, 2016, borrowings under our credit facility totaled $718 million.  We borrowed an additional $120 million in January to finance the acquisition of Kepware.  Under our current leverage covenant, we are limited to 3.5 times adjusted EBITDA, which is reduced to 3.25 from September 30, 2016 forward.  Further, if our leverage covenant ratio exceeds 3.0 times adjusted EBITDA, our stock repurchases are limited to $50 million in a year.

Guidance and Long-Range Targets

Our FY'16 financial guidance includes the following general considerations:

•
Our previously announced restructuring plan to repurpose or eliminate approximately 8% of worldwide positions and to consolidate select facilities in order to drive long-term margin expansion is expected to result in a restructuring charge of $40 to $50 million; of which $37 million was recorded in Q1'16, with the remainder expected to be recorded primarily in the second and third quarters of FY'16.  Substantially all of the charges are attributable to termination benefits, most of which will be paid in FY'16.

•	Potential disruption from the reorganization and re-alignment could adversely impact our performance in FY'16, especially early in the year.

•	Current indicators suggest the global manufacturing economy continues to be weak, with foreign currency depreciation and other acute macro factors potentially weighing on our multinational customers.

•
We expect large deals, which historically represented 30% to 50% of bookings, will remain at the lower end of that range. This is based on the effect of a more challenging global manufacturing economy on large deal volumes in our Solutions Group business and the potential for smaller average deal sizes as the subscription model accelerates. Unlike the traditional big-deal enterprise perpetual model, subscription models generally follow more of a "land and expand" dynamic with more frequent, but smaller transactions.

•
We expect Kepware to contribute approximately $16 million in total revenue for the full year; approximately $14 million of perpetual license revenue and approximately $2 million of support revenue.  We expect Kepware to be neutral to $0.01 accretive to our prior non-GAAP EPS guidance.

•
We are raising our outlook for subscription mix. We now expect 30% of our full year bookings will be subscription (which includes the impact of Kepware, which is currently primarily a perpetual model), versus our previous guidance of 25%.  Excluding Kepware, our subscription mix guidance would have increased to 31%.  This higher mix of subscription is expected to result in about $16 million less revenue, offsetting the expected additional revenue from Kepware noted above, and about $0.10 lower non-GAAP EPS.

•
Our full year non-GAAP tax rate is expected to be 12% to 15%.  We expect our tax rate for the rest of the year to be 15% to 20%, consistent with our previous full-year guidance tax rate.  This, along with strong Q1'16 results and the potential EPS contribution from Kepware, essentially offsets the lower EPS from the higher mix of subscription.

•	Our guidance is based on current exchange rates.

FY'16 Financial and Operating Guidance

In Millions	Q2'16 Low	Q2'16 High	FY'16 Low	FY'16 High	Management Comments
Subscription ACV(1)	$10	$10	$50	$55	•FY'16 increase of $10 million above prior guidance due to higher anticipated mix of subscription bookings.
License and Subscription Bookings(1)	$71	$81	$334	$364	•FY'16 increase of $14 million above prior guidance to reflect expected Kepware license bookings.
Subscription % of Bookings(1)	26%	26%	30%	30%	•Based on the results of Q1 and our current view of the pipeline, we have raised our FY'16 guidance to 30% from 25%, including Kepware (31% excluding Kepware).

Subscription Revenue	$24	$24	$100	$100	•FY'16 increase of $10 million from prior guidance reflecting the higher anticipated mix of subscription bookings and, to a lesser extent, contribution from support conversions.
Support Revenue	$162	$162	$665	$665
•FY'16 decrease of $5 million from prior guidance driven by lower anticipated perpetual license bookings due to mix and support conversions, partially offset by an expected $2 million contribution from Kepware.

Perpetual License Revenue	$55	$60	$235	$255	•FY'16 decrease of $5 million from prior guidance due to higher subscription mix partially offset by an expected $14 million contribution from Kepware.
Software Revenue	$241	$246	$1,000	$1,020	•No change to FY'16 guidance - $16 million lower software revenue due to a higher mix of subscription offset by $16 million of Kepware license and support revenue.
Professional Services Revenue	$49	$49	$200	$200	•No change to FY'16 guidance
Total Revenue	$290	$295	$1,200	$1,220	•No change to FY'16 guidance

(1)See "Important Disclosures" below for a description of these metrics.

Financial and Operating Guidance Continued
In Millions	Q2'16 Low	Q2'16 High	FY'16 Low	FY'16 High	Management Comments
Operating Expense (GAAP) Operating Expense (Non-GAAP)	$191 $164	$193 $166	$776 $643	$789 $656	•FY'16 non-GAAP operating expense increase of $15 million from prior guidance to reflect Kepware acquisition.
Operating Margin (GAAP)	6%	7%	8%	8%
•Non-GAAP operating margin guidance for FY'16 is now 22% vs. previous guidance of 23% to reflect higher subscription mix and the Kepware acquisition.
•We are targeting a 16% non-GAAP professional services gross margin in FY'16.

Operating Margin (Non-GAAP)	19%	19%	22%	22%
Tax Rate (GAAP)	8%	8%	14%	14%	•FY'16 tax rate guidance of 12% to 15% vs. previous guidance of 15% to 20% due to Q1'16 discrete tax benefits and full year forecasted geographic mix of non-GAAP earnings.
Tax Rate (Non-GAAP)	16%	16%	15%	12%
Shares Outstanding	116	116	116	116	•We expect share count to be 116 million, with planned share repurchases weighted to the second half of the year.
EPS (GAAP)	$0.08	$0.13	$0.57	$0.62	•No change to FY'16 non-GAAP guidance
EPS (Non-GAAP)	$0.33	$0.38	$1.80	$1.90
Free Cash Flow			$215	$225
•Our FY'16 free cash flow guidance excludes the restructuring charges associated with our re-alignment of $40 to $50 million, and $30 million associated with the anticipated resolutions with the Securities and Exchange Commission and the Department of Justice of our previously announced investigation in China.

Our guidance above assumes 26% mix of subscription bookings in Q2 FY'16 and 30% for the full-year FY'16. If subscription bookings mix varies from our guidance, it will affect our income statement and cash flow results. Assuming bookings of equal value, our model indicates that every 1% change in subscription mix will raise or lower annual revenue by approximately $3 million, annual non-GAAP operating margin by approximately 20 basis points and annual non-GAAP EPS by approximately $0.02. Of course, the incremental value created by a higher mix of subscription bookings is expected to ultimately benefit our financial performance over the long-term. Additionally, GAAP operating expenses, operating margin, taxes and EPS do not include the effect of purchase accounting for our acquisition of Kepware.

FY'16 Financial Guidance Revenue Bridge
In Millions		Management Comments
Total Revenue (Prior mid-point of guidance)	$1,210
(-) Organic perpetual revenue	($19)	•Increased mix of subscription bookings
(-) Organic support revenue	($7)	•Negatively impacted from higher subscription mix and support conversions in Q1'16
(+) Subscription revenue	10	•Benefits from higher subscription mix and support conversions in Q1'16
(+) Kepware license revenue	14	•Expected contribution from acquired revenue
(+) Kepware support revenue	2	•Expected contribution from acquired revenue
Total Revenue (Current mid-point of guidance)	$1,210	•No change to guidance

The second quarter and full year FY'16 revenue, non-GAAP operating margin and non-GAAP EPS guidance exclude the estimated items outlined below and their income tax effects, as well as any discrete tax items that occur, if any.

In Millions	Q2 FY'16	FY'16
Effect of acquisition accounting on fair value of acquired deferred revenue	$ -	$2
Stock-based compensation expense	15	66
Intangible asset amortization expense	14	51
Acquisition-related charges	1	2
Restructuring Charges	6	45
Non-Operating Credit Facility Refinancing Costs	-	2
Total Estimated GAAP adjustments	$36	$168

Long-Range Targets (Non-GAAP)

Our long-range target model includes the following general considerations:

•
We believe that the initiatives we are driving in our Solutions Group and strong position we have established in our Technology Platform Group together can drive ~10% bookings growth by FY'18.  This is predicated on achieving growth in our Solutions Group in line with market growth rates of ~6% by FY18 and growth in our Technology Platform Group in line with market growth rates of ~40%.

•
Exiting FY'18 we expect to see continued bookings growth, which in turn, we expect to drive ~10% total revenue growth by FY'21, when we expect our financial results will have normalized from the subscription transition.

•	We expect our subscription bookings mix will accelerate throughout FY'16, averaging 30% for the full-year, then continue to grow through FY'18, when we expect to achieve a steady-state mix of 70%.

•
Based on these high-level assumptions, we expect revenue, operating margin and free cash flow to trough in FY'18, begin to recover in FY'19 and normalize in FY'21, at which point we expect to achieve non-GAAP operating margins in the low 30% range.

Important Disclosures

•
Reporting metrics and non-GAAP definitions – Management believes certain non-GAAP financial measures provide additional meaningful financial information that should be considered when assessing our ongoing performance. These measures should be considered in addition to, not as a substitute for, the reported GAAP results.

•
Software licensing model – A majority of our software sales to date have been perpetual licenses, where customers own the software license. Typically our customers choose to pay for ongoing support, which includes the right to software upgrades and technical support, and attach rates on support are in the high 90% range with retention rates also in the 90% range. A small but growing percentage of our business consists of ratably recognized subscriptions. Under a subscription, customers pay a periodic fee for the continuing right to use our software, including access to technical support. They may also elect to use our cloud services and have us manage the application. We began offering subscription pricing as an option for most PTC products in Q1 FY'15. We believe this additional purchase option will prove attractive to customers over time as it: (1) increases customer flexibility and opportunity to change their mix of licenses; (2) lowers the initial purchase commitment; and (3) allows customers to use operating rather than capital budgets. Over a three to five year period we believe the net present value (NPV) of a subscription is likely to exceed that of a perpetual license, assuming similar seat counts. However, initial revenue, operating margin, and EPS will be lower as revenue is recognized ratably in a subscription, rather than up front.

•
Bookings Metrics – Given the difference in revenue recognition between the sale of a perpetual software license (revenue is recognized at the time of sale) and a subscription (revenue is deferred and recognized ratably over the subscription term), we use bookings for internal planning, forecasting and reporting of new license and cloud services transactions. In order to normalize between perpetual and subscription transactions, we define bookings as either the annualized contract value (ACV) of a new subscription multiplied by a conversion factor of 2 or the perpetual license revenue recognized. We arrived at the conversion factor of 2 by considering a number of variables including pricing, support, length of term, and renewal rates. We define ACV as the total value of a new subscription solutions booking divided by the term of the contract (in days) multiplied by 365, unless the term is less than one year, in which case the contract value equals the ACV. Because subscription solutions bookings is a metric we use to approximate the value of subscription solution sales if sold as perpetual licenses, it does not represent the actual revenue that will be recognized with respect to subscription solution sales or that would be recognized if the sales were perpetual licenses. When calculating L&S bookings for a period, we add the value of the converted subscription solutions booking to our perpetual license revenue recognized for the period.

•
License Mix-Adjusted Metrics ‑ Assuming that all new software and cloud services bookings since the start of FY'14 were perpetual license sales that included support in subsequent periods, the license mix-adjusted amount is calculated by converting the ACV (as defined above) of a new subscription solutions booking in the period to an assumed perpetual license equivalent by multiplying the ACV by a conversion factor of 2 (as defined above), and adding that amount to the perpetual license revenue amounts recognized in that period. Support calculated at 20% of the annual value of the converted amount is added to support revenue in future periods, beginning the quarter after the converted booking is assumed to be recognized. The assumed support revenue is recognized ratably over a 12-month period and is assumed to renew in subsequent years.

•
Annualized Recurring Revenue (ARR) – We currently offer our solutions on premise and in the cloud as SaaS offerings. Our on premise solutions can be licensed either as perpetual with annual support contracts or through a subscription, which is a combination of license and support.  Beginning in FY'16, we launched a number of initiatives designed to incentivize more of our customers to purchase our solutions on a subscription basis.  If successful, these initiatives will cause an increasing percentage of our revenue to come from subscriptions, which is expected to grow our recurring software revenue.

To help investors understand and assess the success of this expected revenue transition, we are providing an Annualized Recurring Revenue operating measure.   Annualized Recurring Revenue (ARR) for a given quarter is calculated by dividing the recurring revenue for the quarter by the number of days in the quarter and multiplying by 365.  ARR should be viewed independently of revenue and deferred revenue as it is an operating measure and is not intended to be combined with or to replace either of those items. ARR is not a forecast and does not include non-recurring revenues.

•
Free Cash Flow – Cash provided by operating activities less capital expenditures, and excludes the impact of restructuring charges we may incur and other significant unpredicted discrete items. Management believes this is an important metric in evaluating our financial performance as it enables investors to assess our ability to generate cash without incurring additional external financings.

•
Non-GAAP Revenue – Excludes the fair value adjustment for acquired deferred revenue. We consider the use of non-GAAP revenue helpful in understanding the ongoing operating performance of our business. In Q1'15, we began including cloud services revenue, which was formerly reported in services, within license & subscription solutions. We also reclassified a modest amount of FY'14 support revenue as subscription (less than $4 million).

•
Foreign Currency Impacts on our Business – We have a global business, with Europe and Asia historically representing approximately 60% of our revenue, and fluctuation in foreign currency exchange rates can significantly impact our results. We do not forecast currency movements; rather we provide detailed constant currency commentary. Based on current revenue and expense levels, a $0.10 move on the USD|EUR exchange rate will impact annualized revenue by approximately $35 to $40 million and EPS by approximately $0.11 to $0.15. Given recent fluctuation in the YEN|USD exchange rate, we also note that a 10 YEN move versus the USD will impact annualized revenue by approximately $13 to $17 million and EPS by approximately $0.04 to $0.06.

•
Constant Currency Change Measure (YoY CC) – Year-over-year changes in revenue on a constant currency basis compare actual reported results converted into U.S. dollars based on the corresponding prior year's foreign currency exchange rates to reported results for the comparable prior year period.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results. Non-GAAP revenue, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP gross profit, non-GAAP gross margin, non-GAAP net income and non-GAAP EPS exclude the effect of purchase accounting on the fair value of acquired deferred revenue, stock-based compensation expense, amortization of acquired intangible assets, restructuring charges, acquisition-related expenses, costs associated with terminating a U.S. pension plan, a litigation accrual related to resolution of our previously disclosed China investigation, certain identified non-operating gains and losses, the related tax effects of the preceding items, credit facility  refinancing expenses and certain discrete tax items. We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies. In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC's financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

PTC also provides results on a constant currency basis to provide a year-over-year view of our results excluding the effect of currency translation. Our constant currency disclosures are calculated by multiplying the actual results for the current period by the exchange rates in effect for the comparable prior period.

PTC also provides information on "free cash flow" and "free cash flow return" to enable investors to assess our ability to generate cash without incurring additional external financings and to evaluate our performance against our announced long-term goal of returning approximately 40% of our free cash flow to shareholders via stock repurchases. Free-cash flow is net cash provided by (used in) operating activities less capital expenditures and excludes the impact of restructuring charges we may incur and other significant unpredicted discrete items, and free-cash flow return is the value of shares repurchased divided by free cash flow.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our second quarter and full fiscal 2016, long-term targets and other future financial and growth expectations, anticipated tax rates, expected market growth rates and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the possibility that the macroeconomic and/or global manufacturing climates may not improve or may deteriorate, the possibility that customers may not purchase our solutions, including the Kepware solutions, when or at the rates we expect, the possibility that our businesses, including our Internet of Things (IoT) business, may not expand and/or generate the revenue we expect,  the possibility that market size and growth estimates may be incorrect and that we may be unable to grow our business at or in excess of market growth rates, the possibility that foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility the mix of revenue between license & subscription solutions, support and professional services could be different than we expect, which could impact our EPS results, the possibility that our customers may purchase more of our solutions as subscriptions than we expect, which would adversely affect near-term revenue, operating margins, and EPS, the possibility that customers may not purchase subscriptions at the rate we expect, the possibility that sales of our solutions as subscriptions may not have the longer-term effect on revenue that we expect, the possibility that our workforce realignment may not achieve the expense savings we expect and may adversely affect our operations, and the possibility that we may be unable to generate sufficient operating cash flow to return 40% of free cash flow to shareholders or that other uses of cash could preclude share repurchases.

In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	January 2,	January 3,
	2016	2015

GAAP revenue	$291,017	$325,442
Fair value adjustment of acquired deferred subscription revenue	188	682
Fair value adjustment of acquired deferred support revenue	-	465
Fair value adjustment of acquired deferred services revenue	309	257
Non-GAAP revenue	$291,514	$326,846

GAAP gross margin	$210,870	$232,500
Fair value adjustment of acquired deferred revenue	497	1,404
Fair value adjustment to deferred services cost	(132)	(106)
Stock-based compensation	3,356	2,607
Amortization of acquired intangible assets included in cost of software revenue	5,127	4,767
Non-GAAP gross margin	$219,718	$241,172

GAAP operating income (loss)	$(14,892)	$37,631
Fair value adjustment of acquired deferred revenue	497	1,404
Fair value adjustment to deferred services cost	(132)	(106)
Stock-based compensation	23,189	11,242
Amortization of acquired intangible assets included in cost of software revenue	5,127	4,767
Amortization of acquired intangible assets	8,350	9,413
Acquisition-related charges included in general and administrative costs	1,207	4,033
US pension plan termination-related costs	-	1,684
Restructuring charges	37,147	(255)
Non-GAAP operating income (1)	$60,493	$69,813

GAAP net income (loss)	$(25,492)	$30,284
Fair value adjustment of acquired deferred revenue	497	1,404
Fair value adjustment to deferred services cost	(132)	(106)
Stock-based compensation	23,189	11,242
Amortization of acquired intangible assets included in cost of software revenue	5,127	4,767
Amortization of acquired intangible assets	8,350	9,413
Acquisition-related charges included in general and administrative costs	1,207	4,033
US pension plan termination-related costs	-	1,684
Restructuring charges	37,147	(255)
Non-operating credit facility refinancing costs	2,359	-
Income tax adjustments (2)	4,930	(3,486)
Non-GAAP net income	$57,182	$58,980

GAAP diluted earnings (loss) per share	$(0.22)	$0.26
Fair value of acquired deferred revenue	-	0.01
Stock-based compensation	0.20	0.10
Amortization of acquired intangibles	0.12	0.12
Acquisition-related charges	0.01	0.03
US pension plan termination-related costs	-	0.01
Restructuring charges	0.32	-
Non-operating credit facility refinancing costs	0.02	-
Income tax adjustments	0.04	(0.03)
Non-GAAP diluted earnings per share	$0.50	$0.50

GAAP diluted weighted average shares outstanding	114,151	117,027
Dilutive effect of stock based compensation plans	1,088	-
Non-GAAP diluted weighted average shares outstanding	115,239	117,027

(1) Operating margin impact of non-GAAP adjustments:

PTC Inc.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED) Cont'd.
(in thousands, except per share data)
	Three Months Ended
	January 2,	January 3,
	2016	2015
GAAP operating margin	-5.1%	11.6%
Fair value of acquired deferred revenue	0.2%	0.4%
Fair value adjustment to deferred services cost	0.0%	0.0%
Stock-based compensation	8.0%	3.5%
Amortization of acquired intangibles	4.6%	4.4%
Acquisition-related charges	0.4%	1.2%
US pension plan termination-related costs	0.0%	0.5%
Restructuring charges	12.8%	-0.1%
Non-GAAP operating margin	20.8%	21.4%

(2)  Income tax adjustments for the three months ended January 2, 2016 and January 3, 2015 reflect the tax effects of non-GAAP adjustments which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above. We have recorded a full valuation allowance against our U.S. net deferred tax assets and a valuation allowance against net deferred tax assets in a foreign jurisdiction. As the U.S. and the foreign jurisdiction are profitable on a non-GAAP basis, the 2016 and 2015 non-GAAP tax provisions are being calculated assuming there is no valuation allowance in these jurisdictions. Additionally, our non-GAAP tax provision for the three months ended January 2, 2016 excludes a $1.6 million tax provision related to a legal settlement accrual.